June 3, 2004

Dear InterCept Shareholders,

Hedge fund operator JANA Partners LLC is attempting to seize control of InterCept by soliciting proxies for the upcoming annual meeting to elect their two representatives to our board and to enact bylaw amendments that would facilitate their takeover plan. JANA’s stated agenda is to put the company up for sale.

We strongly disagree with JANA’s narrow strategy. We believe that the JANA agenda, if pursued, will not deliver to you the full value of your investment. We are convinced that the right course for InterCept, and the right path to maximizing shareholder value, is to fully exploit the opportunities available in growing InterCept’s core business.

PRESERVE INTERCEPT’S OPPORTUNITY TO BUILD VALUE

Business developments at InterCept continue to reaffirm our strategy, and convince us that a quick sale of InterCept at this time will not maximize value for our shareholders. The next 12 months can be exciting for InterCept. We believe that the company is ideally positioned to take advantage of compelling opportunities to create shareholder value:

o	First, we continue to gain market share in the sale of outsourced core processing solutions for our financial institution customers. According to Automation in Banking 2003 published by Arthur Gillis, InterCept ranked 3rd (with a 10.3% share) in major outsource companies that provide core application processing services to commercial banks. Using Mr. Gillis’ estimates in that report, InterCept captured over 16% of new outsource sales of core application processing by major outsource companies.

o	In addition, InterCept is the leader in the growing market for check imaging technology and services. The recently enacted “Check 21” legislation, by allowing use of a standardized electronic image of a paper check in clearing operations, will revolutionize the way that banks and other financial institutions process checks. Recognizing the opportunities in this new area, InterCept has been the frontrunner in developing and delivering innovative check imaging solutions and services. Although financial institutions are not required to accept check images until Check 21 takes effect on October 28, 2004, InterCept has already been working in a live image exchange environment for over a year. Moreover, we have over 30 imaging centers in 19 states and are prepared to meet the rapidly growing demand for these services that we believe Check 21 will produce.

o	Our recently completed conversion of Sovereign Bank’s community banking offices again evidences InterCept’s leadership position in innovative imaging technology. Sovereign chose InterCept over much larger competitors because it recognized that InterCept offered the best combination of product functionality and service. InterCept now has six image-enabled centers and over 200 employees dedicated to providing processing services for Sovereign’s offices located throughout the New England and mid-Atlantic regions. As Sovereign grows its network, we expect the size and scope of this collaboration to grow as well. With our newly-created large financial institutions sales division, we expect the Sovereign transaction to be a model for similar transactions in the future.

With our renewed focus on our core business, we are excited about a number of identified and prospective opportunities for growth. We continue to believe that we will achieve valuations that are more favorable as we grow our core business and improve our financial performance over time, and remain convinced that InterCept shareholders are best served by allowing the company to exploit the very real opportunities available to us.

JANA’s unsupported allegations notwithstanding, the truth is that your board of directors explored a possible sale of the company this past winter. In the end, the board concluded that given the available business opportunities, further investigation of a sale of the company at that time was not in the best interests of InterCept’s shareholders.

JANA’S HIGH-RISK, SHORT-SIGHTED AGENDA

While we believe the future is bright, JANA’s efforts to date have been disruptive within the company and within our customer community. Unlike your independent board of directors, JANA is responsible only to its unnamed and undisclosed backers, and has neither allegiance nor responsibility to you or your fellow InterCept investors. Its only strategy is to sell the company. Should JANA be successful in gaining control of InterCept and put the company up for sale, and if the available terms of sale are not acceptable, they offer no other option.

We urge you to vote to protect the value of your investment by rejecting their high-risk, short-sighted agenda, and support instead InterCept’s independent board of directors – a board committed to a rational and responsible strategy aimed at protecting and enhancing the value of your investment. Please sign, date and return the enclosed WHITE proxy card today.

WE URGE YOU TO REJECT JANA’S CANDIDATES

Don’t put the oversight of your investment in the inexperienced hands of JANA’s nominees. Their proxy materials make clear that their nominees have NO experience in our business; NO experience in our industry; and NO plan for managing our business or creating value other than compelling a quick sale.

Ask yourself if it is in your best interests to replace John W. Collins, a co-founder of the company and its Chairman and Chief Executive Officer since its inception, with a JANA employee or business associate. Consider Mr. Collins’ more than 30 years of experience in areas of ecommerce for community financial institutions, the company’s core business; consider his intimate knowledge of the company’s operations, markets and prospects; and ask yourself how kicking him off the board could possibly enhance the value of your investment. What message does that send to our employees and customers? Remember - Mr. Collins is the only representative of management on the company's board.

Ask yourself if you are best served by replacing Arthur G. (Buddy) Weiss, a businessperson with over 40 years’ experience in financial services and real estate investments, with a JANA nominee. Mr. Weiss has no prior relationship with management or the company, and is truly an independent director well suited to represent the interests of all shareholders – not just JANA.

The situation is clear: the JANA nominees are seeking election on JANA’s checkbook and at JANA’s request. One is an employee of JANA, and the other is a close business associate. In our view, they bring nothing to the table but their dedication to the JANA agenda and the problematic balance they must strike between their fiduciary duties to you, an InterCept shareholder, with their loyalties and obligations to JANA, its investors and its desire to see a quick sale of the company.

WE URGE YOU TO REJECT JANA’S PROPOSALS

We urge you to take a close look at JANA’s governance proposals and recognize them for what they are. JANA’s proposals advance JANA’s agenda – at the expense of InterCept’s shareholders. They are not about good governance:

o	Good governance is not asking directors to invest their time, energy and talents to oversee the company while subjecting them to removal at any time.
o	Good governance is not subjecting the company and 90% of its investors to the significant expense and distraction of special meetings called at will by holders of the other 10%.
o	Good governance is not forcing the company to hold an expensive shareholder meeting every time there is an opening on the board of directors.

Don’t be misled by self-serving rhetoric and clever demagoguery. We believe that the JANA agenda, if pursued, will deprive you of the full value of your investment. As stated above, we are convinced that the right course for InterCept, and the real path to maximum shareholder value, is to fully exploit the opportunities available in InterCept’s core business.

PROTECT YOUR INVESTMENT

We ask for your support at this exciting time in your company’s history. Please act today to protect the value of your investment by signing, dating and returning the enclosed WHITE proxy.

Sincerely,

/s/ John W. Collins

John W. Collins
On behalf of the entire InterCept Board of Directors

CAUTION

You may be contacted by mail or phone by JANA Partners or their paid representatives. We urge you not to give them a proxy. Only your latest dated proxy will be counted, so returning JANA’s gold proxy – – even voting against them as a protest – – will revoke any earlier card you sent to InterCept. PLEASE DO NOT SEND JANA ANY PROXY.

If you have any questions or need assistance in voting your shares, please call our proxy solicitor:

INNISFREE M&A INCORPORATED

TOLL-FREE AT 1-888-750-5834